Exhibit 99.3

Board of Directors

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

We hereby consent to the inclusion of our opinion letter, dated December 5, 2019, to the Board of Directors of Aevi Genomic Medicine, Inc. (the “Company”), as Annex C to, and the references to such opinion letter under the headings “Prospectus Summary — Opinion of the Aevi Financial Advisor” and “The Merger — Opinion of Aevi’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving the Company and Cerecor Inc. (“Cerecor”), which proxy statement/prospectus a part of the Registration Statement on Form S-4 of Cerecor (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Wedbush Securities Inc.

By:	/s/ Benjamin Davey

Benjamin Davey

Managing Director, Head of ECM

December 20, 2019